Exhibit 99.1

For Immediate Release

UNILENS ANNOUNCES CHANGE IN JURISDICTION FROM BRITISH

COLUMBIA CANADA TO THE STATE OF DELAWARE

LARGO, Florida (April 1, 2010) – Unilens Vision Inc. (OTC Bulletin Board: UVICF, UVIC; TSX Venture Exchange: UVI) announced the change in domicile and the continuance of its Corporate existence from British Columbia Canada to the State of Delaware effective today. The continuation to Delaware, which was overwhelmingly approved by shareholders on March 25, 2010, does not result in any change in the business, assets, liabilities, net worth, or management of the Company.

“We are pleased that as an SEC registered Delaware corporation, our corporate governance will now be a matter of U.S. law, eliminating in some cases redundant and conflicting requirements between U.S. and Canadian jurisdictions,” stated Michael Pecora, Chief Executive Officer of Unilens Vision Inc. “Furthermore, we believe that trading as a U.S. issuer on the OTC Bulletin Board, rather than as a foreign private issuer may result in greater potential interest by investors, resulting in a more active market for our shares,” concluded Mr. Pecora.

The Company’s shares will continue to trade on the OTC Bulletin Board, utilizing the 4-digit symbol “UVIC” and on the TSX Venture exchange under the symbol “UVI”.

About Unilens Vision Inc. – “The Independent Eye Care Professionals Contact Lens Company”

Established in 1989, Unilens Vision Inc., a Delaware corporation, through its wholly owned subsidiary Unilens Corp., USA, located in Largo, Florida, develops, licenses, manufactures, distributes and markets contact lenses primarily under the C-Vue® brand directly to Independent Eye Care Professionals. Additional information on the Company may be accessed on the Internet at www.unilens.com. The Company’s common stock is listed on the OTC Bulletin Board under the symbol “UVIC” as well as the Canadian TSX Venture Exchange under the symbol “UVI”.

The information contained in this news release, other than historical information, consists of forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. For a discussion of certain factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to the Company’s most recent filings with the SEC and the TSX Venture Exchange. The TSX Venture Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.

For more information, please contact:

Leonard F. Barker at (727) 544-2531